Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated December 19, 2007 and December 20, 2007 in the Registration Statement (Form SB-2 No. 33-84928) and related Prospectus of MarketPlus Capital Company LLC for the registration of $326,000,000 of MarketPlus contracts.

/s/ Elsener & Elsener, LLP

Sausalito, California

December 20, 2007